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                                                                    Exhibit 99.1



                              FOR IMMEDIATE RELEASE
                                                       Contact:  James  P. Kelly
                                                    Director, Investor Relations
                                                                  (617) 342-6244
                                                        jim_kelly@cabot-corp.com


CABOT RECEIVES FAVORABLE RULINGS IN TANTALUM CONTRACT DISPUTE

BOSTON, Sept. 27 /PRNewswire-FirstCall/-- Cabot Corporation (NYSE: CBT) today announced the receipt of a Massachusetts Superior Court ruling on its contract action against Kemet Electronics (NYSE: KEM) dismissing Kemet's counterclaim alleging unfair and deceptive practices by Cabot during the negotiation of its long-term supply agreement with Kemet.

The Court has also granted Cabot summary judgment on its claims against Kemet, ruling that Kemet may not postpone the purchase of its annual volume obligation to the end of the contract year, but that purchases must occur on a commercially reasonable basis throughout the year.

Kennett F. Burnes, Chairman and CEO of Cabot Corporation said, "We are pleased with the Court's rulings affirming the validity of our long-term supply agreement with Kemet. Now that these matters have been resolved we look forward to working cooperatively with Kemet as a valued customer."

About Cabot Corporation

Founded in 1882, Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, Massachusetts, USA. Cabot's major products are carbon black, fumed silica, inkjet colorants, and capacitor materials. Cabot operates more than 45 manufacturing plants and offices located in 23 countries around the world. The website address is http://www.cabot-corp.com